FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS DILUTED EPS OF $1.42, ROAA OF 1.26% AND ROTCE OF 15.85% FOR 3Q 2020
Strong balance sheet with elevated capital and liquidity and sound asset quality metrics

NASHVILLE, TN, Oct. 20, 2020 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $1.42 for the quarter ended Sept. 30, 2020, compared to net income per diluted common share of $1.44 for the quarter ended Sept. 30, 2019, a decrease of 1.4 percent. Excluding gains and losses on the sale of investment securities and ORE expense for the three months ended Sept. 30, 2020 and 2019 and FHLB restructuring charges for the three months ended Sept. 30, 2020, net income per diluted common share was $1.45 for both the three months ended Sept. 30, 2020 and 2019.
Net income per diluted common share was $2.62 for the nine months ended Sept. 30, 2020, compared to net income per diluted common share of $3.97 for the nine months ended Sept. 30, 2019, a decrease of 34.0 percent. Excluding gains and losses on the sale of investment securities and ORE expense for the nine months ended Sept. 30, 2020 and 2019, FHLB restructuring charges for the nine months ended Sept. 30, 2020, and branch rationalization charges and a loss from the sale of Pinnacle Bank's non-prime automobile portfolio for the nine months ended Sept. 30, 2019, net income per diluted common share was $2.72 in 2020, compared to $4.11 in 2019, a year-over-year decrease of 33.8 percent.
"Late in the first quarter, we transitioned our firm from an offensive to a defensive posture, which entailed things like allocating significant resources to the re-risk grading of a significant portion of our loan portfolio and limiting the continuous recruitment and hiring of revenue producers, which has been a key driver historically in our outsized growth," said M. Terry Turner, Pinnacle's president and chief executive officer. "Subsequently, we also altered our internal communications and annual cash incentive plan to encourage associates to aggressively identify and deal with any problem credits while continuing to focus on growing pre-tax, pre-provision net revenues (PPNR) for the remainder of 2020 as we seek to better position our firm to grow EPS at the conclusion of the economic disruption resulting from the pandemic. Key emphasis and initiatives that we launched in support of growing PPNR included lowering our cost of client deposits, growing low-cost core deposits to replace non-core funding, negotiating floors on new and renewed loans and increasing our total share-of-wallet from our existing clients."

BALANCE SHEET GROWTH:
•Loans at Sept. 30, 2020 were $22.5 billion, an increase of $3.1 billion from Sept. 30, 2019, reflecting year-over-year growth of 16.2 percent. Loans at Sept. 30, 2020 decreased approximately $42.9 million from June 30, 2020. Loan volumes at Sept. 30, 2020 include approximately $2.3 billion of loans issued through the Small Business Administration’s (SBA’s) Paycheck Protection Program (PPP) during the second quarter of 2020. The average yield on these loans, inclusive of $9.8 million of loan fee accretion recognized in the quarter, was 2.77 percent for the third quarter of 2020.

◦Average loans were $22.5 billion for the three months ended Sept. 30, 2020, up $236.0 million from $22.3 billion for the three months ended June 30, 2020, a linked-quarter annualized growth rate of 4.2 percent.
◦At Sept. 30, 2020, the remaining discount associated with fair value accounting adjustments on acquired loans was $32.3 million, compared to $38.0 million at June 30, 2020.
◦At Sept. 30, 2020, there were $60.2 million in SBA PPP loan fees remaining, which should be accreted into net interest income over the next two years as these loans are paid by borrowers or are forgiven under the PPP.
•Deposits at Sept. 30, 2020 were a record $26.5 billion, an increase of $6.5 billion from Sept. 30, 2019, reflecting year-over-year growth of 32.7 percent. Deposits at Sept. 30, 2020 increased $1.0 billion from June 30, 2020, reflecting a linked-quarter annualized growth rate of 16.0 percent.
◦Average deposits were $26.4 billion for the three months ended Sept. 30, 2020, compared to $24.8 billion for the three months ended June 30, 2020, a linked-quarter annualized growth rate of 24.9 percent.
◦Core deposits were $22.0 billion at Sept. 30, 2020, compared to $17.1 billion at Sept. 30, 2019 and $21.4 billion at June 30, 2020. The linked-quarter annualized growth rate of core deposits in the third quarter of 2020 was 11.4 percent.

"Core deposit growth, excluding the impact of the Paycheck Protection Program, has been tremendous and continues to be a real highlight for 2020," Turner said. "Although it is difficult to measure precisely the level of increased deposits that came to us from the PPP, our research continues to indicate that our PPP borrowers have increased their deposit balances with our firm by roughly $1.5 billion between March 31, 2020 and Sept. 30, 2020, or approximately 44.0 percent of our core deposit growth of $3.4 billion during that same time period. So our initiatives to grow low-cost core deposits beyond any growth associated with PPP borrowers have yielded great results.
"Since the onset of the pandemic, we have been discussing that loan growth will be soft for the next few quarters due to the pandemic. Traditionally, our business model has produced outsized growth as we are continually focused on recruiting revenue producers to our firm. Earlier this year, we elected to pull back on our planned recruiting. Even with that, for the first nine months of 2020 we have attracted 56 revenue producers to our firm compared to 67 for the first nine months of 2019. We are now experiencing increased interest from many revenue producers at the regional and national firms. Thus, we are re-connecting with these prospective hires as we believe they will enable us to capitalize on the massive market-share take away opportunity that Greenwich Associates is predicting for our industry based on the number of middle-market businesses that have indicated they intend to switch banks. According to Greenwich, handling of loan requests during the pandemic and poor service of PPP lending has put an unusually large number of clients in play. In addition to our ability to attract some of the best relationship managers from these larger regional and national franchises, we believe our record for a client-friendly approach to handling payment deferrals and our outsized performance on PPP lending should enable us to harvest a great number of vulnerable clients from our larger competitors."

PROFITABILITY:
•Return on average assets was 1.26 percent for the third quarter of 2020, compared to 0.77 percent for the second quarter of 2020 and 1.62 percent for the third quarter of 2019. Third quarter 2020 return on average tangible assets amounted to 1.33 percent, compared to 0.81 percent for the second quarter of 2020 and 1.74 percent for the third quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, return on average assets was 1.28 percent for the third quarter of 2020, compared to 0.82 percent for the second quarter of 2020 and 1.62 percent for the third quarter of 2019. Likewise, excluding those same adjustments, the firm’s return on average tangible assets was 1.36 percent for the third quarter of 2020, compared to 0.87 percent for the second quarter of 2020 and 1.74 percent for the third quarter of 2019.
•Return on average equity for the third quarter of 2020 amounted to 8.92 percent, compared to 5.58 percent for the second quarter of 2020 and 10.28 percent for the third quarter of 2019. Excluding preferred stockholders' equity for the three months ended Sept. 30 and June 30, 2020, respectively, return on average common equity for the third quarter of 2020 amounted to 9.35 percent, compared to 5.66 percent for the second quarter of 2020 and 10.28 percent for the third quarter of 2019. Third quarter 2020 return on average tangible common equity amounted to 15.85 percent, compared to 9.77 percent for the second quarter of 2020 and 18.28 percent for the third quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, return on average tangible common equity amounted to 16.19 percent for the third quarter of 2020, compared to 10.45 percent for the second quarter of 2020 and 18.31 percent for the third quarter of 2019.

"Our profitability metrics rebounded in the third quarter," said Harold R. Carpenter, Pinnacle's chief financial officer. "A modest reserve build along with an increase in adjusted PPNR were large contributors to the increased profitability this quarter. The reduced provision expense was primarily due to a more favorable forecasted unemployment outlook, reduced loan growth and net charge-offs of $13 million this quarter. We believe loan growth will achieve an annualized growth rate of low-single digits this year, exclusive of PPP lending. After steady monthly declines since March 2020, we were pleased that monthly new loan bookings increased throughout the last two months of the third quarter after hitting a low point for 2020 in July. Obviously, national politics and the pandemic will impact the velocity of any economic recovery for the remainder of this year and into next year. Also, contributing to the meaningful growth in PPNR was approximately 12 percent growth in net interest income due to increased PPP revenues along with BHG having another strong fee quarter.
"Consistent with our initiatives to gather low-cost core deposits, we believe deposit flows will remain strong for the remainder of the year. Since reducing our cost of funds is one of the most important initiatives to advancing our PPNR going into 2021, we continue to target a less than 0.25 percent overall deposit rate for the firm, and our relationship managers are actively working with depositors to accelerate deposit repricing."

MAINTAINING A STRONG BALANCE SHEET:
•Net charge-offs were $13.1 million for the quarter ended Sept. 30, 2020, compared to $5.4 million for the quarter ended June 30, 2020 and $4.9 million for the quarter ended Sept. 30, 2019. Annualized net charge-offs as a percentage of average loans for the quarter ended Sept. 30, 2020 were 0.23 percent, compared to 0.10 percent for the quarter ended June 30, 2020 and 0.10 percent for the third quarter of 2019. Annualized net charge-offs as a percentage of average loans for the nine months ended Sept. 30, 2020 were 0.18 percent, compared to 0.09 percent for the first nine months of 2019.
•Nonperforming assets were 0.40 percent of total loans and ORE at Sept. 30, 2020, compared to 0.38 percent at June 30, 2020 and 0.53 percent at Sept. 30, 2019. Nonperforming assets were $90.8 million at Sept. 30, 2020, compared to $84.7 million at June 30, 2020 and $103.3 million at Sept. 30, 2019.
•The classified asset ratio at Sept. 30, 2020 was 9.9 percent, compared to 11.2 percent at June 30, 2020 and 13.5 percent at Sept. 30, 2019. Classified assets were $307.8 million at Sept. 30, 2020, compared to $338.4 million at June 30, 2020 and $363.2 million at Sept. 30, 2019.

•The allowance for credit losses represented 1.28 percent of total loans at Sept. 30, 2020, compared to 1.27 percent at June 30, 2020 and 0.48 percent at Sept. 30, 2019. Excluding PPP loans, the allowance for credit losses as a percentage of loans was 1.43 percent at Sept. 30, 2020 and 1.41 percent at June 30, 2020.
◦The ratio of the allowance for credit losses to nonperforming loans at Sept. 30, 2020 was 404.3 percent compared to 456.1 percent at June 30, 2020 and 127.8 percent at Sept. 30, 2019. At Sept. 30, 2020, purchased credit deteriorated loans of $7.0 million, which were recorded at fair value upon acquisition, represented 9.9 percent of the firm's nonperforming loans.
◦Provision for credit losses was $16.3 million in the third quarter of 2020, compared to $68.3 million in the second quarter of 2020 and $8.3 million in the third quarter of 2019.
•During the second quarter of 2020, the firm successfully issued 9.0 million depositary shares, each representing a 1/40th fractional interest in a share of Series B noncumulative, perpetual preferred stock in a registered public offering to both retail and institutional investors. Net proceeds from the transaction after issuance costs were approximately $217.1 million. The net proceeds, which have been retained at Pinnacle Financial, contributed to an increase in Tier 1 capital at Pinnacle Financial and will continue to provide additional capital for general corporate purposes.

"Credit metrics remain strong and were basically consistent between the second and third quarters," Carpenter said. "We continue to exert great effort to assess and address the risk in our loan book, particularly with respect to the various segments within our loan portfolio that we believe are the most impacted by COVID-19, namely hospitality, restaurants, retail and entertainment. In the second and third quarters, our relationship managers and credit officers reviewed risk grades on approximately $10.0 billion of our C&I, CRE and construction portfolios with no significant downgrades identified.
"We've continued to make excellent progress with respect to reducing borrower deferrals. During April 2020, borrower deferrals topped out at approximately $4.4 billion. At Sept. 30, 2020, deferrals had decreased to $724 million and, as of Oct. 16, 2020, loans for which principal and/or interest was being deferred had decreased to $414 million, or roughly 1.8 percent of loans outstanding."

REVENUES:
•Revenues for the quarter ended Sept. 30, 2020 were $297.7 million, an increase of $24.0 million from the $273.6 million recognized in the second quarter of 2020, an annualized growth rate of 35.2 percent. Revenues were up $19.2 million from the third quarter of 2019, a year-over-year growth rate of 6.9 percent.
◦Revenue per fully diluted common share was at an all-time record of $3.95 for the three months ended Sept. 30, 2020, compared to $3.63 for the second quarter of 2020 and $3.64 for the third quarter of 2019, an 8.5 percent year-over-year growth rate.
•Net interest income for the quarter ended Sept. 30, 2020 was $206.6 million, compared to $200.7 million for the second quarter of 2020 and $195.8 million for the third quarter of 2019, a year-over-year growth rate of 5.5 percent. Net interest margin was 2.82 percent for the third quarter of 2020, compared to 2.87 percent for the second quarter of 2020 and 3.43 percent for the third quarter of 2019.
•Impacting the firm’s net interest income and net interest margin in the third quarter was the impact of both the PPP and the firm’s building and maintenance of additional on-balance sheet liquidity as a result of the pandemic. PPP loans outstanding on average were $2.2 billion during the third quarter of 2020. Additionally, the firm also maintained approximately $2.6 billion in average excess liquidity, primarily in Federal funds sold and other cash equivalent balances. The firm's third quarter 2020 net interest margin was negatively impacted by approximately 40 basis points as a result of PPP loans and building and maintaining excess liquidity, compared to 32 basis points in the second quarter of 2020.
•Included in net interest income for the third quarter of 2020 was $5.6 million of discount accretion associated with fair value adjustments, compared to $5.8 million of discount accretion recognized in the second quarter of 2020 and $11.1 million in the third quarter of 2019. The firm's net interest margin was positively impacted by approximately 9 basis points as a result of fair value adjustment discount accretion in each of the second and third quarters of 2020. There remains $25.2 million of purchase accounting discount accretion as of Sept. 30, 2020.
◦During the third quarter of 2020, the firm prepaid $500 million in FHLB advances with a weighted average rate of 0.71 percent and a remaining weighted average term of 0.7 years resulting in $2.0 million of prepayment penalties which were recognized during the quarter.
•Noninterest income for the quarter ended Sept. 30, 2020 was $91.1 million, compared to $73.0 million for the second quarter of 2020, a linked-quarter annualized growth rate of 99.3 percent. Compared to $82.6 million for the third quarter of 2019, noninterest income grew 10.2 percent year-over-year.
◦Wealth management revenues, which include investment, trust and insurance services, were $13.0 million for the quarter ended Sept. 30, 2020, compared to $12.2 million for the second quarter of 2020 and $12.1 million for the third quarter of 2019, a year-over-year increase of 7.3 percent.
◦Income from the firm's investment in BHG was $26.4 million for the quarter ended Sept. 30, 2020, up 53.7 percent compared to $17.2 million for the quarter ended June 30, 2020 and down 18.0 percent, compared to $32.2 million for the quarter ended Sept. 30, 2019.
◦Net gains on mortgage loans sold were $19.5 million during the quarter ended Sept. 30, 2020, down slightly from $19.6 million for the quarter ended June 30, 2020. Net gains on mortgage loans sold were up 162.8 percent, compared to $7.4 million during the quarter ended Sept. 30, 2019. This dramatic growth primarily reflects market conditions as well as the addition of 11 revenue producing mortgage originators over the last 18 months.
◦Other noninterest income was $21.7 million for the quarter ended Sept. 30, 2020, compared to $17.2 million for the quarter ended June 30, 2020 and $20.2 million for the quarter ended Sept. 30, 2019, a year-over-year increase of 7.0 percent. Contributing to the year-over-year growth were increases in SBA loan fees, loan swap fees and policy benefits from the firm's bank-owned life insurance policies.

"We are reporting a net interest margin for the third quarter of 2.82 percent impacted meaningfully by the lower yielding PPP loans and our liquidity build," Carpenter said. "These items will continue to impact our margin results over the next few quarters, but eventually their impact will lessen, allowing the GAAP margin to be more indicative of underlying business trends. Our focus for the next few quarters will be to continue to reduce our deposit costs for both core and wholesale funding sources. We also anticipate reducing our level of liquidity over the next three to four quarters and expect that eventually we will find our way to historical balance sheet liquidity levels. Additionally, consistent with our initiatives to advance PPNR, supporting our net interest margin are loan floors on approximately 54.8 percent of our variable rate loan portfolio as of Sept. 30, 2020 compared to 43.7 percent at Dec. 31, 2019.
"With improvement in various equity markets and consistent with our emphasis on capitalizing on share-of-wallet opportunities, wealth management rebounded in the third quarter with a nice increase in revenues. Our residential mortgage business continues to have a big year with $512.0 million of secondary market placements in the third quarter. Revenues at BHG have proven to be remarkably resilient and continue to outperform and exceed expectations. For the first nine months of 2020, BHG further strengthened its balance sheet by increasing its reserves, while at the same time reporting quarter-over-quarter net earnings growth. Last quarter, BHG granted deferrals to nearly 15 percent of its loans. At Sept. 30, 2020, BHG reported expiration of substantially all COVID-related loan deferrals."

OPERATING LEVERAGE AND OTHER HIGHLIGHTS:
•The firm's efficiency ratio for the third quarter of 2020 was 48.5 percent, compared to 48.1 percent for the second quarter of 2020 and 47.7 percent in the third quarter of 2019. The ratio of noninterest expenses to average assets was 1.70 percent for the third quarter of 2020, compared to 1.61 percent in the second quarter of 2020 and 1.94 percent in the third quarter of 2019.
◦Excluding the adjustments described above for both 2020 and 2019, the efficiency ratio was 47.3 percent for the third quarter of 2020, compared to 46.0 percent for the second quarter of 2020 and 47.6 percent for the third quarter of 2019. Excluding ORE expense for 2020 and 2019 and FHLB restructuring charges for 2020, the ratio of noninterest expense to average assets was 1.65 percent for the third quarter of 2020, compared to 1.54 percent for the second quarter of 2020 and 1.93 percent for the third quarter of 2019.
•Noninterest expense for the quarter ended Sept. 30, 2020 was $144.3 million, compared to $131.6 million in the second quarter of 2020 and $132.9 million in the third quarter of 2019, reflecting a year-over-year increase of 8.5 percent. Excluding ORE expense for 2020 and 2019 and FHLB restructuring charges for 2020, noninterest expense for the third quarter of 2020 increased 6.2 percent over the third quarter of 2019.
◦Salaries and employee benefits were $90.1 million in the third quarter of 2020, compared to $73.9 million in the second quarter of 2020 and $85.9 million in the third quarter of 2019, reflecting a year-over-year increase of 4.9 percent.
▪Included in salaries and employee benefits are costs related to the firm’s annual cash incentive plan. Incentive costs for this plan amounted to approximately $15.2 million in the third quarter of 2020, compared to $573,000 in the second quarter of 2020 and $18.5 million in the third quarter of last year. In the second quarter of 2020, as a result of the pandemic’s impact on the firm's anticipated earnings for this year, the firm reduced its accrual for payouts to approximately 25 percent of associate annual target awards under its broad-based cash incentive plan for 2020. Early in the third quarter, the firm modified its annual cash incentive plan to take into account new PPNR goals and initiatives for 2020 and, as a result, increased its incentive costs from approximately 25 percent of associate annual target awards to approximately 50 percent of associate annual target awards in order to account for the plan modification.
•The effective tax rate for the third quarter of 2020 was 19.3 percent, compared to 15.2 percent for the second quarter of 2020 and 19.5 percent for the third quarter of 2019.

"Expenses increased in the third quarter of 2020 due primarily to the restructuring of our annual cash incentive plan with the addition of a PPNR growth component," Carpenter said. "At June 30, 2020, we were accruing a 25 percent target level payout. This reduced target payout was a direct result of the increased provisioning incurred by the firm during the first six months of 2020. Early in the third quarter, in order to ensure that our associates are appropriately focused on combating the impact of COVID-19 on our results for this year as well as to appropriately focus our associates on preparing to capitalize on opportunities that we believe will exist following the pandemic, we determined that a modest increase to the annual incentive opportunity for 2020 was warranted, so we correlated the additional incentive opportunity to growth in PPNR for 2020 over last year. As a result of that modification to the plan, we have increased our cash incentive plan accrual to 50 percent of our associates' annual target award. As we consider expense run rates for 2020, our belief is that our 2020 expense growth will result in a mid-single digit percentage increase in comparison to the annualize run rate from the fourth quarter of 2019."

BOARD OF DIRECTORS DECLARES DIVIDENDS
On Oct. 20, 2020, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.16 per common share to be paid on Nov. 27, 2020 to common shareholders of record as of the close of business on Nov. 6, 2020. Additionally, on that same day, Pinnacle Financial's Board of Directors approved a quarterly dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on Dec. 1, 2020 to shareholders of record at the close of business on Nov. 16, 2020.
The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION
Pinnacle will host a webcast and conference call at 8:30 a.m. CT on Oct. 21, 2020, to discuss third quarter 2020 results and other matters. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 bank in the Nashville-Murfreesboro-Franklin MSA, according to 2020 deposit data from the FDIC. Pinnacle earned a spot on FORTUNE's 2020 list of 100 Best Companies to Work For® in the U.S., its fourth consecutive appearance. American Banker recognized Pinnacle as one of America’s Best Banks to Work For seven years in a row.
Pinnacle owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other licensed professionals. Great Place to Work and FORTUNE ranked BHG No. 1 on its 2020 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $33.8 billion in assets as of Sept. 30, 2020. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in 12 primarily urban markets in Tennessee, the Carolinas, Virginia and Atlanta.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) further deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) the further effects of the emergence of widespread health emergencies or pandemics, including the magnitude and duration of the COVID-19 pandemic and its impact on general economic and financial market conditions and on Pinnacle Financial's and its customers' business, results of operations, asset quality and financial condition; (iii) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to lower rates it pays on deposits; (iv) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the historical growth rate of its, or such entities', loan portfolio; (v) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (vi) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (vii) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of compression to net interest margin; (viii) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout Tennessee, North Carolina, South Carolina, Georgia and Virginia,  particularly in commercial and residential real estate markets; (ix) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (x) the results of regulatory examinations; (xi) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xiii) BHG's ability to profitably grow its business and successfully execute on its business plans; (xiv) risks of expansion into new geographic or product markets including the recent expansion into the Atlanta, Georgia metro market; (xv) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xvi) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvii) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xviii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xix) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xx) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xxi) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients;  (xxii) the risks associated with Pinnacle Financial and Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company if not prohibited from doing so by Pinnacle Financial or Pinnacle Bank; (xxiii) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxiv) the availability of and access to capital; (xxv) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of Pinnacle Bank's participation in and execution of government programs related to the COVID-19 pandemic; and (xxvi) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, earnings per diluted common share, efficiency ratio, adjusted PPNR and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, the charges associated with Pinnacle Financial's branch rationalization project, FHLB restructuring expenses, the sale of the remaining portion of Pinnacle Bank's non-prime automobile portfolio and other matters for the accounting periods presented. This release also includes non-GAAP financial measures which exclude the impact of loans originated under the PPP. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2020 versus certain periods in 2019 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED
(dollars in thousands)
	September 30, 2020	December 31, 2019	September 30, 2019
ASSETS
Cash and noninterest-bearing due from banks	$179,231	$157,901	$197,660
Restricted cash	247,761	137,045	157,544
Interest-bearing due from banks	2,604,646	210,784	553,124
Federal funds sold and other	11,687	20,977	11,975
Cash and cash equivalents	3,043,325	526,707	920,303
Securities available-for-sale, at fair value	3,463,422	3,539,995	3,393,435
Securities held-to-maturity (fair value of $1.1 billion, net of allowance for credit losses of $191,000 at Sept. 30, 2020, $201.2 million and $202.8 million at Dec. 31, 2019 and Sept. 30, 2019, respectively)	1,039,650	188,996	189,684
Consumer loans held-for-sale	82,748	81,820	73,042
Commercial loans held-for-sale	12,290	17,585	21,312
Loans	22,477,409	19,787,876	19,345,642
Less allowance for credit losses	(288,645)	(94,777)	(93,647)
Loans, net	22,188,764	19,693,099	19,251,995
Premises and equipment, net	287,711	273,932	274,983
Equity method investment	289,301	278,037	267,097
Accrued interest receivable	101,762	84,462	81,124
Goodwill	1,819,811	1,819,811	1,830,652
Core deposits and other intangible assets	44,713	51,130	39,349
Other real estate owned	19,445	29,487	30,049
Other assets	1,431,989	1,220,435	1,174,809
Total assets	$33,824,931	$27,805,496	$27,547,834
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$7,050,670	$4,795,476	$4,702,155
Interest-bearing	4,995,769	3,630,168	3,372,028
Savings and money market accounts	10,513,645	7,813,939	7,625,872
Time	3,983,872	3,941,445	4,300,622
Total deposits	26,543,956	20,181,028	20,000,677
Securities sold under agreements to repurchase	127,059	126,354	95,402
Federal Home Loan Bank advances	1,287,738	2,062,534	2,052,548
Subordinated debt and other borrowings	670,273	749,080	750,488
Accrued interest payable	26,101	42,183	36,836
Other liabilities	382,496	288,569	317,253
Total liabilities	29,037,623	23,449,748	23,253,204
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at Sept. 30, 2020 and no shares issued and outstanding at Dec. 31, 2019 and Sept. 30, 2019, respectively	217,126	—	—
Common stock, par value $1.00, 180.0 million shares authorized; 75.8 million, 76.6 million and 76.7 million shares issued and outstanding at Sept. 30, 2020, Dec. 31, 2019 and Sept. 30, 2019, respectively	75,835	76,564	76,736
Additional paid-in capital	3,023,430	3,064,467	3,070,235
Retained earnings	1,312,929	1,184,183	1,100,517
Accumulated other comprehensive income, net of taxes	157,988	30,534	47,142
Total stockholders' equity	4,787,308	4,355,748	4,294,630
Total liabilities and stockholders' equity	$33,824,931	$27,805,496	$27,547,834

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for per share data)	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income:
Loans, including fees	$224,482	$226,281	$247,147	$687,183	$714,179
Securities
Taxable	8,276	9,589	10,655	28,133	36,438
Tax-exempt	15,001	14,596	13,313	43,421	37,541
Federal funds sold and other	1,429	1,272	4,634	5,258	11,325
Total interest income	249,188	251,738	275,749	763,995	799,483
Interest expense:
Deposits	28,401	33,727	62,531	112,826	175,736
Securities sold under agreements to repurchase	77	94	152	286	439
FHLB advances and other borrowings	14,116	17,260	17,260	50,080	51,338
Total interest expense	42,594	51,081	79,943	163,192	227,513
Net interest income	206,594	200,657	195,806	600,803	571,970
Provision for credit losses	16,333	68,332	8,260	184,554	22,639
Net interest income after provision for credit losses	190,261	132,325	187,546	416,249	549,331
Noninterest income:
Service charges on deposit accounts	9,854	6,910	10,193	25,796	27,675
Investment services	6,734	5,971	6,270	21,944	17,607
Insurance sales commissions	2,284	2,231	2,252	7,755	7,327
Gains on mortgage loans sold, net	19,453	19,619	7,402	47,655	18,291
Investment gains (losses) on sales, net	651	(128)	417	986	(6,009)
Trust fees	3,986	3,958	3,593	12,114	10,349
Income from equity method investment	26,445	17,208	32,248	59,245	77,799
Other noninterest income	21,658	17,185	20,244	58,901	51,325
Total noninterest income	91,065	72,954	82,619	234,396	204,364
Noninterest expense:
Salaries and employee benefits	90,103	73,887	85,919	244,470	231,915
Equipment and occupancy	21,622	22,026	20,348	64,626	63,523
Other real estate, net	1,795	2,888	655	7,098	3,424
Marketing and other business development	2,321	2,142	2,723	7,714	8,953
Postage and supplies	1,761	2,070	1,766	5,821	5,737
Amortization of intangibles	2,417	2,479	2,430	7,416	7,012
Other noninterest expense	24,258	26,113	19,100	76,086	54,114
Total noninterest expense	144,277	131,605	132,941	413,231	374,678
Income before income taxes	137,049	73,674	137,224	237,414	379,017
Income tax expense	26,404	11,230	26,703	35,969	74,215
Net income	110,645	62,444	110,521	201,445	304,802
Preferred stock dividends	(3,798)	—	—	(3,798)	—
Net income available to common shareholders	$106,847	$62,444	$110,521	$197,647	$304,802
Per share information:
Basic net income per common share	$1.42	$0.83	$1.45	$2.62	$3.99
Diluted net income per common share	$1.42	$0.83	$1.44	$2.62	$3.97
Weighted average common shares outstanding:
Basic	75,240,664	75,210,869	76,301,010	75,417,663	76,480,757
Diluted	75,360,033	75,323,259	76,556,309	75,544,677	76,761,167

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	September	June	March	December	September	June
	2020	2020	2020	2019	2019	2019
Balance sheet data, at quarter end:
Commercial and industrial loans	$8,395,963	8,516,333	6,752,317	6,290,296	6,002,285	5,795,107
Commercial real estate - owner occupied	2,748,075	2,708,306	2,650,170	2,669,766	2,595,837	2,624,160
Commercial real estate - investment	4,648,457	4,822,537	4,520,234	4,418,658	4,443,687	4,252,098
Commercial real estate - multifamily and other	571,995	561,481	550,338	620,794	669,721	709,135
Consumer real estate - mortgage loans	3,041,019	3,042,604	3,106,465	3,068,625	3,025,502	2,949,755
Construction and land development loans	2,728,439	2,574,494	2,520,937	2,430,483	2,253,303	2,117,969
Consumer and other	343,461	294,545	296,392	289,254	355,307	366,094
Total loans	22,477,409	22,520,300	20,396,853	19,787,876	19,345,642	18,814,318
Allowance for credit losses	(288,645)	(285,372)	(222,465)	(94,777)	(93,647)	(90,253)
Securities	4,503,072	4,358,313	4,089,821	3,728,991	3,583,119	3,447,834
Total assets	33,824,931	33,342,112	29,264,180	27,805,496	27,547,834	26,540,355
Noninterest-bearing deposits	7,050,670	6,892,864	4,963,415	4,795,476	4,702,155	4,493,419
Total deposits	26,543,956	25,521,829	21,333,171	20,181,028	20,000,677	19,449,383
Securities sold under agreements to repurchase	127,059	194,553	186,548	126,354	95,402	154,169
FHLB advances	1,287,738	1,787,551	2,317,520	2,062,534	2,052,548	1,960,062
Subordinated debt and other borrowings	670,273	717,043	669,658	749,080	750,488	464,144
Total stockholders' equity	4,787,308	4,695,647	4,385,128	4,355,748	4,294,630	4,176,361
Balance sheet data, quarterly averages:
Total loans	$22,493,192	22,257,168	20,009,288	19,599,620	19,216,835	18,611,164
Securities	4,420,280	4,194,811	3,814,543	3,662,829	3,507,363	3,412,475
Federal funds sold and other	3,279,248	2,618,832	807,796	717,927	802,326	530,556
Total earning assets	30,192,720	29,070,811	24,631,627	23,980,376	23,526,524	22,554,195
Total assets	33,838,716	32,785,391	28,237,642	27,604,774	27,134,163	25,915,971
Noninterest-bearing deposits	6,989,439	6,432,010	4,759,729	4,834,694	4,574,821	4,399,766
Total deposits	26,352,823	24,807,032	20,679,455	20,078,594	19,778,007	18,864,859
Securities sold under agreements to repurchase	147,211	191,084	141,192	109,127	134,197	117,261
FHLB advances	1,515,879	2,213,769	2,029,888	1,992,213	2,136,928	2,164,341
Subordinated debt and other borrowings	715,138	706,657	673,415	753,244	533,194	469,498
Total stockholders' equity	4,765,864	4,499,438	4,417,155	4,343,246	4,265,006	4,117,754
Statement of operations data, for the three months ended:
Interest income	$249,188	251,738	263,069	268,453	275,749	265,851
Interest expense	42,594	51,081	69,517	74,281	79,943	76,933
Net interest income	206,594	200,657	193,552	194,172	195,806	188,918
Provision for credit losses	16,333	68,332	99,889	4,644	8,260	7,195
Net interest income after provision for credit losses	190,261	132,325	93,663	189,528	187,546	181,723
Noninterest income	91,065	72,954	70,377	59,462	82,619	70,682
Noninterest expense	144,277	131,605	137,349	130,470	132,941	127,686
Income before taxes	137,049	73,674	26,691	118,520	137,224	124,719
Income tax (benefit) expense	26,404	11,230	(1,665)	22,441	26,703	24,398
Net income	110,645	62,444	28,356	96,079	110,521	100,321
Preferred stock dividends	(3,798)	—	—	—	—	—
Net income available to common shareholders	$106,847	62,444	28,356	96,079	110,521	100,321
Profitability and other ratios:
Return on avg. assets (1)	1.26%	0.77%	0.40%	1.38%	1.62%	1.55%
Return on avg. equity (1)	8.92%	5.58%	2.58%	8.78%	10.28%	9.77%
Return on avg. common equity (1)	9.35%	5.66%	2.58%	8.78%	10.28%	9.77%
Return on avg. tangible common equity (1)	15.85%	9.77%	4.48%	15.41%	18.28%	17.74%
Common stock dividend payout ratio (16)	16.49%	16.41%	14.61%	12.24%	12.31%	12.88%
Net interest margin (2)	2.82%	2.87%	3.28%	3.35%	3.43%	3.48%
Noninterest income to total revenue (3)	30.59%	26.66%	26.67%	23.44%	29.67%	27.23%
Noninterest income to avg. assets (1)	1.07%	0.89%	1.00%	0.85%	1.21%	1.09%
Noninterest exp. to avg. assets (1)	1.70%	1.61%	1.96%	1.88%	1.94%	1.98%
Efficiency ratio (4)	48.47%	48.10%	52.04%	51.44%	47.75%	49.19%
Avg. loans to avg. deposits	85.35%	89.72%	96.76%	97.61%	97.16%	98.66%
Securities to total assets	13.31%	13.07%	13.98%	13.41%	13.01%	12.99%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	September 30, 2020			September 30, 2019
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$22,493,192	$224,482	4.04%	$19,216,835	$247,147	5.21%
Securities
Taxable	2,226,008	8,276	1.48%	1,712,265	10,655	2.47%
Tax-exempt (2)	2,194,272	15,001	3.29%	1,795,098	13,313	3.51%
Federal funds sold and other	3,279,248	1,429	0.17%	802,326	4,634	2.29%
Total interest-earning assets	30,192,720	$249,188	3.38%	23,526,524	$275,749	4.78%
Nonearning assets
Intangible assets	1,866,082			1,866,223
Other nonearning assets	1,779,914			1,741,416
Total assets	$33,838,716			$27,134,163

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	4,784,627	3,733	0.31%	3,237,155	9,517	1.17%
Savings and money market	10,312,876	8,374	0.32%	7,614,558	27,303	1.42%
Time	4,265,881	16,294	1.52%	4,351,473	25,711	2.34%
Total interest-bearing deposits	19,363,384	28,401	0.58%	15,203,186	62,531	1.63%
Securities sold under agreements to repurchase	147,211	77	0.21%	134,197	152	0.45%
Federal Home Loan Bank advances	1,515,879	6,945	1.82%	2,136,928	11,591	2.15%
Subordinated debt and other borrowings	715,138	7,171	3.99%	533,194	5,669	4.22%
Total interest-bearing liabilities	21,741,612	42,594	0.78%	18,007,505	79,943	1.76%
Noninterest-bearing deposits	6,989,439	—	—	4,574,821	—	—
Total deposits and interest-bearing liabilities	28,731,051	$42,594	0.59%	22,582,326	$79,943	1.40%
Other liabilities	341,801			286,831
Stockholders' equity	4,765,864			4,265,006
Total liabilities and stockholders' equity	$33,838,716			$27,134,163
Net interest income		$206,594			$195,806
Net interest spread (3)			2.60%			3.02%
Net interest margin (4)			2.82%			3.43%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $7.3 million of taxable equivalent income for the three months ended Sept. 30, 2020 compared to $7.5 million for the three months ended Sept. 30, 2019. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended Sept. 30, 2020 would have been 2.79% compared to a net interest spread of 3.37% for the three months ended Sept. 30, 2019.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Nine months ended			Nine months ended
	September 30, 2020			September 30, 2019
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$21,589,858	$687,183	4.33%	$18,593,509	$714,179	5.23%
Securities
Taxable	2,103,023	28,133	1.79%	1,779,512	36,438	2.74%
Tax-exempt (2)	2,041,199	43,421	3.41%	1,628,742	37,541	3.67%
Federal funds sold and other	2,239,102	5,258	0.31%	602,148	11,325	2.51%
Total interest-earning assets	27,973,182	$763,995	3.75%	22,603,911	$799,483	4.85%
Nonearning assets
Intangible assets	1,868,118			1,856,324
Other nonearning assets	1,787,377			1,580,762
Total assets	$31,628,677			$26,040,997

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	4,391,319	16,456	0.50%	3,173,228	28,145	1.19%
Savings and money market	9,201,302	37,713	0.55%	7,503,407	80,587	1.44%
Time	4,298,814	58,657	1.82%	3,937,486	67,004	2.28%
Total interest-bearing deposits	17,891,435	112,826	0.84%	14,614,121	175,736	1.61%
Securities sold under agreements to repurchase	159,783	286	0.24%	120,346	439	0.49%
Federal Home Loan Bank advances	1,918,371	26,854	1.87%	2,076,647	33,107	2.13%
Subordinated debt and other borrowings	698,464	23,226	4.44%	491,384	18,231	4.96%
Total interest-bearing liabilities	20,668,053	163,192	1.05%	17,302,498	227,513	1.76%
Noninterest-bearing deposits	6,063,783	—	—	4,391,400	—	—
Total deposits and interest-bearing liabilities	26,731,836	$163,192	0.82%	21,693,898	$227,513	1.40%
Other liabilities	335,274			212,813
Stockholders' equity	4,561,567			4,134,286
Total liabilities and stockholders' equity	$31,628,677			$26,040,997
Net interest income		$600,803			$571,970
Net interest spread (3)			2.70%			3.09%
Net interest margin (4)			2.97%			3.51%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $21.3 million of taxable equivalent income for the nine months ended Sept. 30, 2020 compared to $20.9 million for the nine months ended Sept. 30, 2019. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the nine months ended Sept. 30, 2020 would have been 2.93% compared to a net interest spread of 3.45% for the nine months ended Sept. 30, 2019.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	September	June	March	December	September	June
	2020	2020	2020	2019	2019	2019
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$71,390	62,562	70,970	61,605	73,263	76,077
Other real estate (ORE) and other nonperforming assets (NPAs)	19,445	22,105	27,182	29,487	30,049	26,658
Total nonperforming assets	$90,835	$84,667	$98,152	$91,092	$103,312	$102,735
Past due loans over 90 days and still accruing interest	$1,313	$1,982	$1,990	$1,615	$2,450	$2,733
Accruing troubled debt restructurings (5)	$2,588	$3,274	$3,869	$4,850	$5,803	$7,412
Accruing purchase credit impaired loans	$14,346	$14,616	$13,984	$13,249	$12,887	$12,632
Net loan charge-offs	$13,057	$5,384	$10,155	$3,515	$4,866	$4,136
Allowance for credit losses to nonaccrual loans	404.3%	456.1%	313.5%	153.8%	127.8%	118.6%
As a percentage of total loans:
Past due accruing loans over 30 days	0.11%	0.09%	0.17%	0.18%	0.24%	0.21%
Potential problem loans (6)	0.96%	1.12%	1.22%	1.39%	1.31%	1.21%
Allowance for credit losses (20)	1.28%	1.27%	1.09%	0.48%	0.48%	0.48%
Nonperforming assets to total loans, ORE and other NPAs	0.40%	0.38%	0.48%	0.46%	0.53%	0.55%
Classified asset ratio (Pinnacle Bank) (8)	9.9%	11.2%	12.0%	13.4%	13.5%	13.9%
Annualized net loan charge-offs to avg. loans (7)	0.23%	0.10%	0.20%	0.07%	0.10%	0.09%
Wtd. avg. commercial loan internal risk ratings (6)	45.2	45.1	45.0	44.9	45.3	44.9
		44.4	4.5	4.4	4.4	4.5
Interest rates and yields:
Loans	4.04%	4.16%	4.84%	5.00%	5.21%	5.22%
Securities	2.38%	2.59%	2.82%	2.85%	3.00%	3.20%
Total earning assets	3.38%	3.58%	4.41%	4.58%	4.78%	4.85%
Total deposits, including non-interest bearing	0.43%	0.55%	0.99%	1.10%	1.25%	1.25%
Securities sold under agreements to repurchase	0.21%	0.20%	0.33%	0.48%	0.45%	0.49%
FHLB advances	1.82%	1.73%	2.06%	2.10%	2.15%	2.14%
Subordinated debt and other borrowings	3.99%	4.42%	4.96%	4.04%	4.22%	5.34%
Total deposits and interest-bearing liabilities	0.59%	0.74%	1.19%	1.29%	1.40%	1.43%

Capital and other ratios (8):
Pinnacle Financial ratios:
Stockholders' equity to total assets	14.2%	14.1%	15.0%	15.7%	15.6%	15.7%
Common equity Tier one	9.9%	9.6%	9.4%	9.7%	9.6%	9.5%
Tier one risk-based	10.7%	10.4%	9.4%	9.7%	9.6%	9.5%
Total risk-based	14.2%	14.0%	12.8%	13.2%	13.2%	12.0%
Leverage	8.5%	8.4%	8.8%	9.1%	8.9%	9.1%
Tangible common equity to tangible assets	8.5%	8.3%	9.2%	9.6%	9.4%	9.4%
Pinnacle Bank ratios:
Common equity Tier one	11.3%	11.0%	11.0%	11.2%	11.1%	10.3%
Tier one risk-based	11.3%	11.0%	11.0%	11.2%	11.1%	10.3%
Total risk-based	12.6%	12.4%	12.2%	12.2%	12.1%	11.3%
Leverage	8.9%	8.9%	10.3%	10.5%	10.4%	9.8%
Construction and land development loans as a percentage of total capital (19)	86.7%	83.6%	84.2%	83.6%	79.9%	82.6%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (19)	268.8%	275.0%	264.1%	268.3%	272.8%	288.9%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	September	June	March	December	September	June
	2020	2020	2020	2019	2019	2019

Per share data:
Earnings per common share – basic	$1.42	0.83	0.37	1.26	1.45	1.31
Earnings per common share - basic, excluding non-GAAP adjustments	$1.45	0.89	0.39	1.27	1.45	1.43
Earnings per common share – diluted	$1.42	0.83	0.37	1.26	1.44	1.31
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.45	0.89	0.39	1.27	1.45	1.42
Common dividends per share	$0.16	0.16	0.16	0.16	0.16	0.16
Book value per common share at quarter end (9)	$60.26	59.05	57.85	56.89	55.97	54.29
Tangible book value per common share at quarter end (9)	$35.68	34.43	33.20	32.45	31.60	30.26
Revenue per diluted common share	$3.95	3.63	3.47	3.32	3.64	3.39
Revenue per diluted common share, excluding non-GAAP adjustments	$3.94	3.63	3.47	3.32	3.63	3.47

Investor information:
Closing sales price of common stock on last trading day of quarter	$35.59	41.99	37.54	64.00	56.75	57.48
High closing sales price of common stock during quarter	$44.47	48.98	64.03	64.80	61.14	59.23
Low closing sales price of common stock during quarter	$33.28	33.24	31.98	54.58	50.78	52.95

Closing sales price of depositary shares on last trading day of quarter	$26.49	25.98	—	—	—	—
High closing sales price of depositary shares during quarter	$26.82	26.05	—	—	—	—
Low closing sales price of depositary shares during quarter	$25.51	25.19	—	—	—	—

Other information:
Residential mortgage loan sales:
Gross loans sold	$511,969	550,704	286,703	322,228	302,473	291,813
Gross fees (10)	$23,557	16,381	9,490	9,953	9,392	8,485
Gross fees as a percentage of loans originated	4.60%	2.97%	3.31%	3.09%	3.11%	2.91%
Net gain on residential mortgage loans sold	$19,453	19,619	8,583	6,044	7,402	6,011
Investment gains (losses) on sales of securities, net (15)	$651	(128)	463	68	417	(4,466)
Brokerage account assets, at quarter end (11)	$4,866,726	4,499,856	4,000,643	4,636,441	4,355,429	4,287,985
Trust account managed assets, at quarter end	$2,978,035	2,908,131	2,714,582	2,942,811	2,530,356	2,425,791
Core deposits (12)	$22,003,989	21,391,794	18,604,262	17,617,479	17,103,470	16,503,686
Core deposits to total funding (12)	76.9%	75.8%	75.9%	76.2%	74.7%	74.9%
Risk-weighted assets	$25,189,944	24,937,535	24,600,490	23,911,064	23,370,342	22,706,512
Number of offices	114	113	111	111	114	114
Total core deposits per office	$193,017	189,308	167,606	158,716	150,030	144,769
Total assets per full-time equivalent employee	$13,027	12,936	11,422	11,180	11,217	11,241
Annualized revenues per full-time equivalent employee	$456.1	426.9	414.3	404.6	449.8	441.0
Annualized expenses per full-time equivalent employee	$221.1	205.4	215.6	208.1	214.8	216.9
Number of employees (full-time equivalent)	2,596.5	2,577.5	2,562.0	2,487.0	2,456.0	2,361.0
Associate retention rate (13)	94.4%	94.5%	93.5%	92.8%	93.2%	93.0%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Nine months ended
(dollars in thousands, except per share data)	September	June	September	September	September
	2020	2020	2019	2020	2019

Net interest income	$206,594	200,657	195,806	600,803	571,970

Noninterest income	91,065	72,954	82,619	234,396	204,364
Total revenues	297,659	273,611	278,425	835,199	776,334
Less: Investment (gains) losses on sales of securities, net	(651)	128	(417)	(986)	6,009
Loss on sale of non-prime automobile portfolio	—	—	—	—	1,536
Total revenues excluding the impact of adjustments noted above	$297,008	273,739	278,008	834,213	783,879

Noninterest expense	$144,277	131,605	132,941	413,231	374,678
Less: Other real estate (ORE) expense	1,795	2,888	655	7,098	3,424
FHLB restructuring charges	1,991	2,870	—	4,861	—
Branch rationalization charges	—	—	—	—	3,189
Noninterest expense excluding the impact of adjustments noted above	$140,491	125,847	132,286	401,272	368,065

Pre-tax income	$137,049	73,674	137,224	237,414	379,017
Provision for credit losses	16,333	68,332	8,260	184,554	22,639
Pre-tax pre-provision net revenue	153,382	142,006	145,484	421,968	401,656
Adjustments noted above	3,135	5,886	238	10,973	14,158
Adjusted pre-tax pre-provision net revenue(14)	$156,517	147,892	145,722	432,941	415,814

Noninterest income	$91,065	72,954	82,619	234,396	204,364
Less: Adjustments as noted above	(651)	128	(417)	(986)	7,545
Noninterest income excluding the impact of adjustments noted above	$90,414	73,082	82,202	233,410	211,909

Efficiency ratio (4)	48.47%	48.10%	47.75%	49.48%	48.26%
Adjustments as noted above	(1.17)%	(2.13)%	(0.17)%	(1.38)%	(1.31)%
Efficiency ratio (excluding adjustments noted above)	47.30%	45.97%	47.58%	48.10%	46.95%

Total average assets	$33,838,716	32,785,391	27,134,163	31,628,677	26,040,997

Noninterest income to average assets (1)	1.07%	0.89%	1.21%	0.99%	1.05%
Adjustments as noted above	(0.01)%	0.01%	(0.01)%	—%	0.04%
Noninterest income (excluding adjustments noted above) to average assets (1)	1.06%	0.90%	1.20%	0.99%	1.09%

Noninterest expense to average assets (1)	1.70%	1.61%	1.94%	1.75%	1.92%
Adjustments as noted above	(0.05)%	(0.07)%	(0.01)%	(0.06)%	(0.03)%
Noninterest expense (excluding adjustments noted above) to average assets (1)	1.65%	1.54%	1.93%	1.69%	1.89%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	September	June	March	December	September	June
	2020	2020	2020	2019	2019	2019
Net income available to common shareholders	$106,847	62,444	28,356	96,079	110,521	100,321
Investment (gains) losses on sales of securities, net	(651)	128	(463)	(68)	(417)	4,466
Sale of non-prime automobile portfolio	—	—	—	—	—	1,536
ORE expense	1,795	2,888	2,415	804	655	2,523
Branch rationalization charges	—	—	—	—	—	3,189
FHLB restructuring charges	1,991	2,870	—	—	—	—
Tax effect on adjustments noted above (18)	(819)	(1,539)	(510)	(192)	(62)	(3,062)
Net income available to common shareholders excluding adjustments noted above	$109,163	66,791	29,798	96,623	110,697	108,973

Basic earnings per common share	$1.42	0.83	0.37	1.26	1.45	1.31
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	—	—	—	(0.01)	0.06
Adjustment due to sale of non-prime automobile portfolio	—	—	—	—	—	0.02
Adjustment due to ORE expense	0.02	0.04	0.03	0.01	0.01	0.04
Adjustment due to branch consolidation expense	—	—	—	—	—	0.04
Adjustment due to FHLB restructuring charges	0.03	0.04	—	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	(0.01)	(0.02)	(0.01)	—	—	(0.04)
Basic earnings per common share excluding adjustments noted above	$1.45	0.89	0.39	1.27	1.45	1.43

Diluted earnings per common share	$1.42	0.83	0.37	1.26	1.44	1.31
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	—	—	—	(0.01)	0.06
Adjustment due to sale of non-prime automobile portfolio	—	—	—	—	—	0.02
Adjustment due to ORE expense	0.02	0.04	0.03	0.01	0.01	0.03
Adjustment due to branch consolidation expense	—	—	—	—	—	0.04
Adjustment due to FHLB restructuring charges	0.03	0.04	—	—	—	—
Adjustment due to tax effect on adjustments noted above (18)	(0.01)	(0.02)	(0.01)	—	0.01	(0.04)
Diluted earnings per common share excluding the adjustments noted above	$1.45	0.89	0.39	1.27	1.45	1.42

Revenue per diluted common share	$3.95	3.63	3.47	3.32	3.64	3.39
Adjustments as noted above	(0.01)	—	—	—	(0.01)	0.08
Revenue per diluted common share excluding adjustments noted above	$3.94	3.63	3.47	3.32	3.63	3.47

Book value per common share at quarter end	$60.26	59.05	57.85	56.89	55.97	54.29
Adjustment due to goodwill, core deposit and other intangible assets	(24.58)	(24.62)	(24.65)	(24.44)	(24.37)	(24.03)
Tangible book value per common share at quarter end (9)	$35.68	34.43	33.20	32.45	31.60	30.26

Equity method investment (17)
Fee income from BHG, net of amortization	$26,445	17,208	15,592	12,312	32,248	32,261
Funding cost to support investment	1,231	2,134	2,122	2,345	2,366	2,399
Pre-tax impact of BHG	25,214	15,074	13,470	9,967	29,882	29,862
Income tax expense at statutory rates	6,591	3,940	3,521	2,605	7,811	7,806
Earnings attributable to BHG	$18,623	11,134	9,949	7,362	22,071	22,056

Basic earnings per common share attributable to BHG	$0.25	0.15	0.13	0.10	0.29	0.29
Diluted earnings per common share attributable to BHG	$0.25	0.15	0.13	0.10	0.29	0.29

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Nine months ended
(dollars in thousands, except per share data)	September	September
	2020	2019
Net income available to common shareholders	$197,647	304,802
Investment (gains) losses on sales of securities, net	(986)	6,009
Sale of non-prime automobile portfolio	—	1,536
ORE expense	7,098	3,424
Branch consolidation expense	—	3,189
FHLB restructuring charges	4,861	—
Tax effect on adjustments noted above (18)	(2,868)	(3,701)
Net income available to common shareholders excluding adjustments noted above	$205,752	315,259

Basic earnings per common share	$2.62	3.99
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	0.08
Adjustment due to sale of non-prime automobile portfolio	—	0.02
Adjustment due to ORE expense	0.09	0.04
Adjustment due to branch consolidation expense	—	0.04
Adjustment due to FHLB restructuring charges	0.06	—
Adjustment due to tax effect on adjustments noted above (18)	(0.04)	(0.05)
Basic earnings per common share excluding adjustments noted above	$2.72	4.12

Diluted earnings per common share	2.62	3.97
Adjustment due to investment (gains) losses on sales of securities, net	(0.01)	0.08
Adjustment due to sale of non-prime automobile portfolio	—	0.02
Adjustment due to ORE expense	0.09	0.04
Adjustment due to branch rationalization charges	—	0.04
Adjustment due to FHLB restructuring charges	0.06	—
Adjustment due to tax effect on adjustments noted above (18)	(0.04)	(0.04)
Diluted earnings per common share excluding the adjustments noted above	$2.72	4.11

Revenue per diluted common share	$11.06	10.11
Adjustments as noted above	(0.02)	0.08
Revenue per diluted common share excluding adjustments noted above	$11.04	10.19

Equity method investment (17)
Fee income from BHG, net of amortization	$59,245	77,799
Funding cost to support investment	5,487	7,144
Pre-tax impact of BHG	53,758	70,655
Income tax expense at statutory rates	14,052	18,469
Earnings attributable to BHG	$39,706	52,186

Basic earnings per common share attributable to BHG	$0.53	0.68
Diluted earnings per common share attributable to BHG	$0.53	0.68

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Nine months ended
(dollars in thousands, except per share data)	September	June	September	September	September
	2020	2020	2019	2020	2019

Return on average assets (1)	1.26%	0.77%	1.62%	0.83%	1.56%
Adjustments as noted above	0.02%	0.05%	—%	0.04%	0.06%
Return on average assets excluding adjustments noted above (1)	1.28%	0.82%	1.62%	0.87%	1.62%

Tangible assets:
Total assets	$33,824,931	$33,342,112	$27,547,834	$33,824,931	$27,547,834
Less: Goodwill	(1,819,811)	(1,819,811)	(1,830,652)	(1,819,811)	(1,830,652)
Core deposit and other intangible assets	(44,713)	(47,131)	(39,349)	(44,713)	(39,349)
Net tangible assets	$31,960,407	$31,475,170	$25,677,833	$31,960,407	$25,677,833

Tangible common equity:
Total stockholders' equity	$4,787,308	$4,695,647	$4,294,630	$4,787,308	$4,294,630
Less: Preferred stockholders' equity	(217,126)	(217,632)	—	(217,126)	—
Total common stockholders' equity	4,570,182	4,478,015	4,294,630	4,570,182	4,294,630
Less: Goodwill	(1,819,811)	(1,819,811)	(1,830,652)	(1,819,811)	(1,830,652)
Core deposit and other intangible assets	(44,713)	(47,131)	(39,349)	(44,713)	(39,349)
Net tangible common equity	$2,705,658	$2,611,073	$2,424,629	$2,705,658	$2,424,629

Ratio of tangible common equity to tangible assets	8.47%	8.30%	9.44%	8.47%	9.44%

Average tangible assets:
Average assets	$33,838,716	$32,785,391	$27,134,163	$31,628,677	$26,040,997
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,825,429)	(1,819,811)	(1,813,291)
Average core deposit and other intangible assets	(46,272)	(48,421)	(40,794)	(48,308)	(43,033)
Net average tangible assets	$31,972,633	$30,917,159	$25,267,940	$29,760,558	$24,184,673

Return on average assets (1)	1.26%	0.77%	1.62%	0.83%	1.56%
Adjustment due to goodwill, core deposit and other intangible assets	0.07%	0.04%	0.12%	0.06%	0.13%
Return on average tangible assets (1)	1.33%	0.81%	1.74%	0.89%	1.69%
Adjustments as noted above	0.03%	0.06%	—%	0.03%	0.05%
Return on average tangible assets excluding adjustments noted above (1)	1.36%	0.87%	1.74%	0.92%	1.74%

Average tangible common equity:
Average stockholders' equity	$4,765,864	$4,499,438	$4,265,006	$4,561,567	$4,134,286
Less: Average preferred equity	(217,535)	(59,586)	—	(92,831)	—
Average common equity	4,548,329	4,439,852	4,265,006	4,468,736	4,134,286
Less: Average goodwill	(1,819,811)	(1,819,811)	(1,825,429)	(1,819,811)	(1,813,291)
Average core deposit and other intangible assets	(46,272)	(48,421)	(40,794)	(48,308)	(43,033)
Net average tangible common equity	$2,682,246	$2,571,620	$2,398,783	$2,600,617	$2,277,962

Return on average equity (1)	8.92%	5.58%	10.28%	5.79%	9.86%
Adjustment due to average preferred stockholders' equity	0.43%	0.08%	—%	0.12%	—%
Return on average common equity (1)	9.35%	5.66%	10.28%	5.91%	9.86%
Adjustment due to goodwill, core deposit and other intangible assets	6.50%	4.11%	8.00%	4.24%	8.03%
Return on average tangible common equity (1)	15.85%	9.77%	18.28%	10.15%	17.89%
Adjustments as noted above	0.34%	0.68%	0.03%	0.42%	0.61%
Return on average tangible common equity excluding adjustments noted above (1)	16.19%	10.45%	18.31%	10.57%	18.50%

Allowance for credit losses on loans as a percent of total loans	1.28%	1.27%	0.48%	1.28%	0.48%
Impact of excluding PPP loans from total loans	0.15%	0.14%	—%	0.15%	—%
Allowance as adjusted for the above exclusion of PPP loans from total loans	1.43%	1.41%	0.48%	1.43%	0.48%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Troubled debt restructurings include loans where the company, as a result of the borrower's financial difficulties, has granted a credit concession to the borrower (i.e., interest only payments for a significant period of time, extending the maturity of the loan, etc.). All of these loans continue to accrue interest at the contractual rate. Troubled debt restructurings do not include, beginning with the quarter ended March 31, 2020, loans for which the Company has granted a deferral of interest and/or principal or other modification pursuant to the guidance issued by the FDIC providing for relief under the Coronavirus Aid, Relief and Economic Security Act.
6. Average risk ratings are based on an internal loan review system which assigns a numeric value of 10 to 100 to all loans to commercial entities based on their underlying risk characteristics as of the end of each quarter. The risk rating scale was changed to allow for granularity, if needed, in criticized and classified risk ratings to distinguish accrual status or structural loan issues. A "10" risk rating is assigned to credits that exhibit Excellent risk characteristics, "20" exhibit Very Good risk characteristics, "30" Good, "40" Satisfactory, "50" Acceptable or Average, "60" Watch List, "70" Criticized, "80" Classified or Substandard, "90" Doubtful and "100" Loss (which are charged-off immediately). Additionally, loans rated "80" or worse that are not nonperforming or restructured loans are considered potential problem loans. Generally, consumer loans are not subjected to internal risk ratings.
7. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
8. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total stockholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total stockholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
9. Book value per common share computed by dividing total common stockholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common stockholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
10. Amounts are included in the statement of operations in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
11. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
12. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
13. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end. Associate retention rate does not include associates at acquired institutions displaced by merger.
14. Adjusted pre-tax, pre-provision income excludes the impact of other real estate expenses and income and investment gains and losses on sales of securities.
15. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
16. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
17. Earnings from equity method investment includes the impact of the issuance of subordinated debt as well as the funding costs of the overall franchise. Income tax expense is calculated using statutory tax rates.
18. Tax effect calculated using the blended statutory rate of 26.14 percent.
19. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.
20. Effective January 1, 2020 Pinnacle Financial adopted the current expected credit loss accounting standard which requires the recognition of all losses expected to be recorded over a loan's life.